MINING OPTION AGREEMENT

THIS AGREEMENT is made for reference May 18, 2011

AMONG:

AVRUPA MINERALS LTD., a public company incorporated under the laws of the Province of British Columbia and having an office at #410 – 325 Howe Street, Vancouver, British Columbia, V6C 1Z7

(“Avrupa”)

AND:

MAEPA EMPREENDIMENTOS MINEIROS E PARTICIPACOES, LDA , a company incorporated under the laws of Portugal and having an office at Rua José Eigenmann No. 90, Nogueira 4715-199 Braga , Portugal

(the “Subsidiary”, together with Avrupa, the “Owner”)

AND:

BLACKHEATH RESOURCES INC. at British Columbia company having a registered and records office at 10th Floor 595 Howe Street Vancouver, B.C. V6C 2T5

(the “Optionee”)

WHEREAS:

A.

The Subsidiary is a 90% owned subsidiary of Avrupa and holds an exclusive exploration license (the “Exploration License”) for tungsten, tin and gold over the Covas property covering approximately 19.96 square kilometres and located in northern Portugal, as more particularly set out in Schedule “A” attached hereto (the “Property”); and

B.

The Owner has agreed to grant to the Optionee the sole and exclusive option to acquire up to an undivided 85% interest in and to the Property and the Optionee desires to obtain the option on the terms and subject to the conditions described herein.

THEREFORE in consideration of the mutual covenants and agreements in this Agreement, the parties agree as follows:

1.

Definitions and Interpretation

1.1

For the purposes of this Agreement:

“Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise, which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement.  For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

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“Agreement” means this mining option agreement, including any amendments and modifications hereof, and all schedules, which are incorporated herein by this reference;

“Business Day” means any day, other than a Saturday or Sunday, on which banks in Vancouver, British Columbia, Canada are open for commercial banking business during normal banking hours;

“Expenditures” means all costs, expenses, obligations, liabilities and charges of whatsoever kind or nature, incurred by or on behalf of the Operator in connection with every kind of work done on or in respect of the Property or the products derived therefrom in connection with the exploration and development of the Property.  Without limiting the generality of the foregoing, exploration expenditures shall include the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, assaying and metallurgical testing, investigation, drilling, designing, examining, improving, surveying, sampling, working, and in doing all other work usually considered to be prospecting, exploration and development.  Expenditures shall also include the paying of wages, salaries and benefits of persons engaged in the foregoing work; in providing the reasonable needs, including food, lodging, transportation, insurance, workman’s compensation or similar for persons engaged in such work; and in paying rentals, license renewal fees, taxes and other governmental charges required to maintain the Property in good standing;

“First Option” means the option to acquire an undivided 51% interest in the Property, as set forth in Section 4.1;

“First Option Period” has the meaning set forth in Section 4.1;

“Joint Venture” means the joint venture to be formed between the Owner and the Optionee in respect of the Property following the exercise of the First Option;

“Joint Venture Agreement” means the joint venture agreement to be entered into between the Owner and the Optionee and containing the material provisions set out in Schedule “B” attached hereto;

“Lien” means any lien, security interest, mortgage, charge, encumbrance, or other claim of a third party, including pursuant to an area of interest, whether registered or unregistered, and whether arising by agreement, statute or otherwise;

"Minerals" means all ores, and concentrates or metals derived therefrom, of precious, base and industrial minerals (including without limitation, tungsten, tin and gold) and which are found in, on or under the Property and may lawfully be explored for, mined and sold pursuant to the Mineral Rights and other instruments of title under which any of the Property is held.

"Mineral Rights" means exploration licences, including the Exploration License, mining claims, mining leases, mining licences, mineral concessions and other forms of mineral tenure or other rights to Minerals, or to work upon lands for the purpose of searching for, developing or extracting Minerals under any forms of mineral title recognized under the applicable laws, whether contractual, statutory or otherwise, or any interest therein and includes any mineral licenses or other interests into which any such mineral title may be or may have been converted;

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“Operator” means the operator of the Property;

“Option” means, together, the First Option, the Second Option and the Third Option;

“Option Period” means, together, the First Option Period, the Second Option Period and the Third Option Period;

“Pre-Feasibility Study” means a comprehensive study of the viability of a mineral project that has advanced to a stage where the mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, has been established and an effective method of mineral processing has been determined, and includes a financial analysis based on reasonable assumptions of technical, engineering, legal, operating, economic, social, and environmental factors and the evaluation of other relevant factors which are sufficient for a qualified person, acting reasonably, to determine if all or part of the mineral resource may be classified as a mineral reserve;

“Property” means the Covas property, as more particularly described in Schedule “A” attached hereto and all Mineral Rights in respect thereof;

“Second Option” means the option to acquire an additional undivided 19% interest, for an aggregate of an undivided 70% interest, in the Property, as set forth in Section 5.1;

“Second Option Period” has the meaning set forth in Section 5.1;

“Third Option” means the option to acquire an additional undivided 15% interest, for an aggregate of an undivided 85% interest in the Property, as set forth in Section 6.1; and

“Third Option Period” has the meaning set forth in Section 6.1.

1.2

For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)

the words “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(b)

the word “including”, when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto but rather refers to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

(c)

any reference to a statute includes and, unless otherwise specified herein, is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or

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regulations that may be passed which has the effect of supplementing or superseding such statute or such regulation;

(d)

any reference to “party” or “parties” means the Owner, the Optionee, or either of them, as the context requires;

(e)

the headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement;

(f)

words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa;

(g)

all references to currency refer to Euros and any payments made pursuant to the terms of this Agreement should be made to Avrupa;

(h)

if any time period set forth in this Agreement ends on a day of the week which is not a Business Day, then notwithstanding any other provision of this Agreement, such period will be extended until the same time of the next following day which is a Business Day; and

(i)

references herein to the best knowledge, information and belief of a party or phrases similar in nature means to the knowledge of the President or Chief Executive Officer of such party, or in the case of the Subsidiary another officer or person performing a similar function in respect of the Subsidiary, after having made a reasonable effort to inform himself regarding the subject matter qualified by such phrase.

1.3

The following are the Schedules to this Agreement, and are incorporated into this Agreement by reference:

Schedule “A”: The Property
Schedule “B”: Material provisions in the Joint Venture Agreement

Wherever any term or condition, expressed or implied, in any of the Schedules conflicts or is at variance with any term or conditions of this Agreement, the terms or conditions of this Agreement will prevail.

2.

Representations and Warranties of Avrupa, the Subsidiary and the Optionee

2.1

Each of Avrupa and the Subsidiary, jointly and severally, represents and warrants to the Optionee that, as of the date of this Agreement:

(a)

it is a valid and subsisting corporation duly incorporated, continued or amalgamated and in good standing under the laws of the jurisdiction in which it is incorporated, continued or amalgamated;

(b)

it has been duly authorized to enter into, and to carry out its obligations under, this Agreement;

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(c)

it has the full right, power, capacity and authority to enter into, execute and deliver this Agreement and to carry out its obligations under this Agreement, and is not under any disability which would prevent or prohibit it from dealing with its interest in the Property;

(d)

the consummation of this Agreement will not conflict with nor result in any breach of its constating documents or any covenants or agreements contained in or constitute a default under any agreement or other instrument whatever to which it is a party or by which it is bound or to which it may be subject;

(e)

to the best of its knowledge, information and belief, the execution and delivery of this Agreement, and the performance of its obligations in this Agreement, will not violate or result in the breach of the laws of any jurisdiction applicable to it;

(f)

the Subsidiary is the recorded and beneficial owner of the Exploration License and such license is a valid and subsisting license in good standing and is properly and accurately described in Schedule “A” attached hereto;

(g)

there are no complaints, administrative proceedings or litigation, existing, or, to the best of its knowledge, information and belief, pending or threatened, with respect to the validity of the claims comprising the Property or its ownership, right or title thereto and, to the best of its knowledge, the Property is free and clear of and from all Liens;

(h)

no person, firm or corporation, other than the Subsidiary and the Optionee pursuant to this Agreement, has any interest in the Property or in production from the Property or any right pursuant to an agreement or otherwise to acquire an interest in the Property or production therefrom;

(i)

the Subsidiary holds all permits, licences, consents and authorities issued by any government or governmental authority, which are necessary in connection with its current exploration activities on the Property;

(j)

to the best of its knowledge, the Exploration License has been properly issued and recorded pursuant to the applicable laws and regulations of Portugal and is in good standing under such laws and regulations;

(k)

the Subsidiary has the exclusive right to apply for and receive the grant of a preliminary exploitation permit upon the expiry of the Exploration License in accordance with terms of the Exploration License;

(l)

to the best of its knowledge there are no environmental claims in respect of any of the Property, nor to the best of its knowledge have any activities of or on behalf of Owner on the Property been in material violation of any applicable environmental law, regulations or regulatory prohibition or order, and conditions on and relating to the Property are in compliance with such environmental laws, regulations, prohibitions and orders in all material respects;

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(m)

to the best of its knowledge there has been no material spill, discharge, leak, emission, ejection, escape, dumping, or any release or threatened release of any kind, of any toxic or hazardous substance or waste (as defined by any applicable environmental law) from, on, in or under any of the Property or into the environment;

(n)

to the best of its knowledge no toxic or hazardous substance or waste has been disposed of or is located on the any of the Property as a result of activities of or on behalf of Owner other than those used in connection with the exploration activities of Owner which have been located on the Property and used in such activities in accordance with applicable licenses and applicable environmental laws;

(o)

to the best of its knowledge neither Owner nor any operator on behalf of Owner has treated or is currently storing toxic or hazardous substance or waste on any of the Property other than those used in connection with its exploration activities, which have been stored on the Property and used in such activities in accordance with applicable licenses and applicable environmental laws;

(p)

to the best of its knowledge, information and belief, there are no pending or ongoing actions taken by or on behalf of any native or indigenous persons pursuant to the assertion of any land claims with respect to lands included in the Property;

(q)

Owner has no liability, direct or indirect, contingent or otherwise, which materially adversely affects Owner or would reasonably be expected to have a material adverse effect on its financial condition or results of operations, or on the Property.  Without limiting the generality of the foregoing, Owner has no material obligation or liability except those arising in the ordinary course of business none of which is materially adverse to Owner;

(r)

to the best of its knowledge, there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property and the conduct of the operations related to the Property, and it has not received any notice of the same and it is not aware of any basis on which any such order or direction could be made;

(s)

there are no actual or pending proceedings for, and it is unaware of any basis for, the institution of any proceedings leading to the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent parties;

(t)

except as disclosed in Section 6.6 no consent or approval of any third party (including shareholders) or governmental or regulatory authority is required for the execution, delivery or performance of this Agreement by Owner or the transfer or acquisition of any interest in the Property; and

(u)

Owner has not had notice of and has no knowledge of any proposal to terminate or vary the terms of or rights attaching to or forming part of the Exploration

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License and to the best of its knowledge, information and belief, no part of the Property lies within any protected area, rescued area, reserve, reservation or reserved area or other designated by any governmental authority, that would impair the development of a mining project thereon.

2.2

The representations and warranties contained in Section 2.1 are provided for the exclusive benefit of the Optionee, and a breach of any one or more representations or warranties may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Sections 2.1 will survive the execution and delivery of this Agreement.

2.3

The Optionee represents and warrants to the Owner that:

(a)

it is a valid and subsisting corporation duly incorporated, continued or amalgamated and in good standing under the laws of the jurisdiction in which it is incorporated, continued or amalgamated;

(b)

it has been duly authorized to enter into, and to carry out its obligations under, this Agreement;

(c)

it has the full right, power, capacity and authority to enter into, execute and deliver this Agreement and to carry out its obligations under this Agreement;

(d)

the consummation of this Agreement will not conflict with nor result in any breach of its constating documents or any covenants or agreements contained in or constitute a default under any agreement or other instrument whatever to which it is a party or by which it is bound or to which it may be subject;

(e)

to the best of its knowledge, information and belief, the execution and delivery of this Agreement, and the performance of its obligations in this Agreement, will not violate or result in the breach of the laws of any jurisdiction applicable to it; and

(f)

no proceedings are pending for, and the Optionee is unaware of any basis for, the institution of any proceedings leading to the placing of the Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent parties.

2.4

The representations and warranties contained in Section 2.3 are provided for the exclusive benefit of the Owner, and a breach of any one or more representations or warranties may be waived by the Owner in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Section 2.3 will survive the execution and delivery of this Agreement.

3.

Operator

3.1

The Optionee shall be the Operator for all work conducted on the Property during the term of this Agreement.

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4.

First Option

4.1

The Owner hereby grants to the Optionee the sole and exclusive option (the “First Option”) to acquire an undivided 51% interest in and to the Property by incurring an aggregate of €300,000 in Expenditures on the Property (the “First Expenditure Requirements”) no later than March 20, 2013 (the “First Option Period”).

4.2

The Owner and the Optionee agree that the Optionee will deliver €150,000 to the Owner, less sums paid by the Optionee for Expenditures incurred since March 21, 2011, as agreed to by the Owner, within 10 days from the date of this Agreement to be applied to the Expenditures on the Property during the period from March 21, 2011 to March 20, 2012 and such funds shall be credited towards the First Expenditure Requirements.

4.3

Failure by the Optionee to incur or fund the First Expenditure Requirements within the First Option Period (subject to any agreed extensions between the parties), will result in the termination of the First Option, with no right, interest or title in and to the Property having been earned by the Optionee.

4.4

As soon as reasonably practicable, the Optionee will provide to the Owner a notice, together with reasonable supporting documentation, evidencing that the Optionee has incurred the First Expenditure Requirements.

4.5

The Owner and the Optionee acknowledge and agree that upon completion of the First Expenditure Requirements and delivering notice to the Owner pursuant to Section 4.4 above together with reasonable supporting documentation, the Optionee shall be deemed to have exercised the First Option and, provided the Optionee is not otherwise in default of this Agreement, the Optionee shall be deemed to have earned a 51% interest in and to the Property and the Owner shall immediately convey to the Optionee a 51% interest in and to the Property in a legal and binding format acceptable to the Optionee, in its sole discretion.

4.6

Upon the Optionee exercising the First Option, the Joint Venture will be deemed to be formed between the parties in regards to the Property and the parties will negotiate in good faith and finalize the Joint Venture Agreement including the terms set out in Schedule "B" attached hereto and, pending execution of the Joint Venture Agreement, the parties will conduct themselves in accordance with the terms of this Agreement.

4.7

Except as specifically provided elsewhere herein, this is an option agreement only and until the exercise of the First Option (or thereafter if the Optionee elects to quit claim its interest in the Property), nothing herein contained and no act done hereunder shall obligate the Optionee to do any further act or acts and in no event shall this Agreement or any act done be construed as an obligation of the Optionee to do or perform any work on or with respect to the Property.

4.8

Expenditures exceeding the minimum required for the exercise of an Option during the applicable Option Period shall be applied to the Expenditure requirements for the exercise of the Second Option.

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5.

Second Option

5.1

Upon the exercise of the First Option, the Optionee will have the sole and exclusive option (the “Second Option”) to acquire an additional undivided 19% interest in and to the Property by incurring an additional of €700,000 in Expenditures (for an aggregate of €1,000,000) on the Property (the “Second Expenditure Requirements”) no later than March 20, 2014 (the “Second Option Period”).

5.2

The Optionee must provide notice to the Owner within 60 days of the exercise of the First Option that it intends to proceed with the Second Option (the “Second Option Notice”).

5.3

As soon as reasonably practicable, the Optionee will provide to the Owner a notice, together with supporting documentation reasonably acceptable to the Owner, evidencing that the Optionee has incurred the Second Expenditure Requirements.

5.4

Failure by the Optionee to incur the Expenditures within the Second Option Period (subject to any agreed extensions between the parties) or failure of the Optionee to deliver the Second Option Notice within 60 days of the exercise of the First Option, will result in the immediate termination of the Second Option, with the Optionee holding a 51% interest in and to the Property.

5.5

The Owner and the Optionee acknowledge and agree that upon completion of the Second Expenditure Requirement and delivering notice to the Owner pursuant to Section 5.2 above together with supporting documentation reasonably acceptable to the Owner, the Optionee shall be deemed to have exercised the Second Option and, provided the Optionee is not otherwise in default of this Agreement, the Optionee shall be deemed to have earned a further undivided 19% interest for an aggregate 70% interest in and to the Property and the Owner shall immediately convey to the Optionee a 70% interest in and to the Property in a legal and binding format acceptable to the Optionee, in its sole discretion.

6.

Third Option

6.1

Upon the exercise of the Second Option, the Optionee will have the sole and exclusive option (the “Third Option”) to acquire an additional undivided 15% interest in and to the Property by completing a Pre- Feasibility Study on the Property no later than March 20, 2016 (the “Third Option Period”) on the Property.  The Optionee must provide notice to the Owner within 120 days of the exercise of the Second Option that it intends to proceed with the Third Option (the “Third Option Notice”).

6.2

As soon as reasonably practicable, the Optionee will provide to the Owner a notice that the Pre-Feasibility Study has been completed together with a copy of the Pre-Feasibility Study.

6.3

The Owner and the Optionee agree that the Pre-Feasibility Study will be completed by a mutually acceptable qualified party.

6.4

Failure by the Optionee to complete a Pre-Feasibility Study within the Third Option Period (subject to any agreed extensions between the parties) or the failure of the

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Optionee to deliver the Third Option Notice within 120 days of exercise of the Second Option, will result in the immediate termination of the Third Option, with the Optionee holding a 70% interest in and to the Property.

6.5

The Owner and the Optionee acknowledge and agree that upon completion of a Pre- Feasibility Study and delivering notice to the Owner pursuant to Section 6.2 above, the Optionee shall be deemed to have exercised the Third Option and, provided the Optionee is not otherwise in default of this Agreement, the Optionee shall be deemed to have earned an undivided 85% interest in and to the Property and the Owner shall immediately convey to the Optionee a 85% interest in and to the Property in a legal and binding format acceptable to the Optionee, in its sole discretion.

6.6

The Optionee acknowledges that, in accordance with the laws of Portugal, the Property must be held by a Portuguese entity and any transfer of the Property is subject to prior approval of the Portuguese mining authorities.  The Owner agrees to act in good faith and use all reasonable commercial efforts to assist the Optionee in obtaining the approval of the Portuguese mining authorities to the transfers of interest contemplated by this Agreement and, if necessary to enter into further assurances and agreement that will give effect to any undivided interest in the Property earned by the Optionee hereunder.

7.

Technical Committee

7.1

The parties agree to establish a technical committee, to be comprised of one representative of the Owner and one representative of the Optionee, to determine overall objectives, priorities and budget relating to the manner in which the Expenditures are carried out, provided that if such committee is unable to reach consensus on any particular matter the Operator, being the Optionee, will have final and binding authority to proceed with the matter as it sees fit.

8.

Property Exploration and Maintenance

8.1

The Optionee agrees that it will submit such reports of its exploration activities on the Property to the Owner to permit the Owner to file such reports with the appropriate government authorities as may be required to maintain the Property in good standing during the Option Period.

8.2

The Owner shall maintain the Property in good standing by doing and filing all assessment work or making payments in lieu thereof and by performing all other acts which may be necessary in order to keep the Property in good standing and free and clear of all Liens and other charges.  The Optionee shall reimburse the Owner for all such payments.

8.3

The Optionee agrees that it will provide to the Owner, if requested by the Owner in writing, copies of invoices, work sheets and other like data provided or rendered by other parties to the Optionee in connection with the Expenditures.

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9.

Assignment by the Optionee

9.1

The Owner acknowledges that the Optionee may transfer its rights and obligations pursuant to this Agreement to an Affiliate of the Optionee.  The Owner hereby consents and agrees to such transfer and assignment without condition.

10.

Recording of Agreement

The Owner and the Optionee will execute and deliver such additional documentation as legal counsel for the Owner and the Optionee, respectively, determine is necessary in order to duly register and record in the appropriate registration and recording offices notice that the Owner’s interest in and to the Property is subject to and bound by the terms of this Agreement.

11.

Obligations During the Option Period

11.1

The Optionee covenants and agrees with the Owner that the Optionee will:

(a)

be responsible for all reclamation on the Property as a result of all work conducted on the Property by the Optionee during the term of this Agreement;

(b)

do all work on the Property in a good and workmanlike manner and in accordance with sound mining and engineering practices and in compliance with all applicable laws, bylaws, regulations, orders, and lawful requirements of any governmental or regulatory authority and comply with all laws governing the possession of the Property, including, without limitation, those governing safety, pollution and environmental matters; and

(c)

permit the Owner, or their representatives duly authorized by it in writing, at its own risk and expense, access to the Property at all reasonable times (upon prior notice and without interference with or obstruction of the operations of the Optionee and provided that the Owner will indemnify and save the Optionee harmless from and against any and all claims, suits, damages or losses of any kind or nature in any way arising from or caused by the entry, presence or activities of the Owner or a representative of the Owner on the Property, including without limitation, bodily injuries or death, or damage to the Property) and to all data,  records, and reports, if any, prepared by the Optionee in connection with work done on or with respect to the Property, and furnish the Owner within 60 Business Days of the completion of a program on the Property with a report with respect to the work carried out by the Optionee on or with respect to said program and material results obtained.

11.2

During the Option Period, the Owner covenants and agrees with the Optionee that the Owner will:

(a)

not do any act or thing which would or might in any way adversely affect the rights of the Optionee hereunder;

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(b)

permit the Optionee and its duly authorized representatives, at their own risk and expense, access to the Property at all times and without disturbance and the Optionee shall be entitled to undertake all such tests, exploration and other mining work on the Property as it may require and shall be entitled to remove reasonable quantities of ore and rock from the Optionee for the purposes of bulk sampling and testing;

(c)

promptly provide the Optionee with any and all notices and correspondence received by the Owner from government agencies in respect of the Property; and

(d)

make available to the Optionee and its representatives all available relevant technical data, geotechnical reports, maps, digital files, historical information with respect to previous exploration work conducted on the Property requested by the Optionee and other data with respect to the Property in the Owner’s possession or control.

12.

Rights and Obligations after Termination of Option

If this Agreement and the Option terminates pursuant to the provisions of Section 16.1, then the Optionee will deliver a deed of quit claim or other appropriate instrument to the Owner in recordable form whereby the Optionee will acknowledge and agree that it has no interest either legal or equitable in and to the Property.

13.

No Encumbrances Against Property

During the Option Period, neither the Optionee nor the Owner will be entitled to grant any Lien of or upon the Property or any portion thereof without the prior written consent of the other party.

14.

Confidential Information

14.1

The terms of this Agreement and all information obtained in connection with the performance of this Agreement will be the exclusive property of the parties hereto and except as provided in Section 14.2, will not be disclosed to any third party or the public without the prior written consent of the other party, which consent will not be unreasonably withheld.

14.2

The consent required by Section 14.1 will not apply to a disclosure:

(a)

to an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

(b)

to any third party to whom the disclosing party contemplates a transfer of all or any part of its interest in this Agreement;

(c)

to a governmental agency or to the public which such party believes in good faith is required by pertinent laws or regulation or the rules of any applicable stock exchange;

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(d)

to an investment dealer, broker, bank or similar financial institution, in confidence if required as part of a due diligence investigation by such financial institution in connection with a financing required by such party or its shareholders or Affiliates to meet, in part, its obligations under this Agreement; or

(e)

to the public if such disclosure is a technical content press release provided that such party will first provide a copy of the proposed announcement to the other and will use all reasonable efforts to obtain prior consent from the other (which shall not be unreasonably withheld), on a timely basis, before issuing any press release or public statement.

14.3

Notwithstanding any other provision of this Agreement if any disclosure in respect of this Agreement or the Property, is required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction to be made without delay, then the party proposing the press release or public statement will be entitled to proceed with its disclosure as if it had received consent from the other party.

15.

Public Announcements

15.1

Subject to Section 14.2 and subject to applicable law and the policies of any applicable stock exchange, the parties will agree with each other on the form, content and timing of any public announcement regarding the Option and the Property.

16.

Default and Termination

16.1

This Agreement will terminate upon the earlier of:

(a)

notice in writing of termination from the Optionee to the Owner up to the date of exercise of the First Option; and

(b)

the last day of the First Option Period, in the event the Optionee shall not have earned a 51% interest in the Property pursuant to Section 4.5; and

and in the event of such termination, this Agreement will, except for the provisions of Sections 8.3, 12, 14 and 18, be of no further force and effect save and except for any obligations of the Optionee incurred prior to the effective date of termination.

16.2

If at any time during the Option Period a party is in default of any requirement of this Agreement or is in breach of any provision contained in this Agreement, then the party affected by the default (the “Non-Defaulting Party”) may terminate this Agreement by giving written notice of termination to the other party but only if:

(a)

it will have given to the other party written notice of the particular failure, default, or breach on the part of the other party; and

(b)

the other party has not, within 30 days following delivery of such written notice of default, cured such default or commenced to cure such default, it being agreed

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by the Optionee that should it so commence to cure any default it will prosecute such cure to completion without undue delay;

and in the event of such termination, this Agreement will, except for the provisions of Sections 14 and 18, be of no further force and effect save and except for any obligations of the Optionee incurred prior to the effective date of termination.

17.

Abandonment or Surrender of Property

17.1

The Owner and Optionee acknowledge that the Exploration License will be subject to reductions pursuant to the laws of Portugal.

17.2

If the Owner and Optionee mutually agree, either party may surrender or abandon some or all of the Property.  If both the Owner and Optionee authorize any such surrender or abandonment, the Owner or the Optionee, as applicable, will, if requested by the other party and, rather than surrendering or abandoning such interest, will assign to the other party, by deed, assignment or appropriate document, all of the surrendering party’s interest in the Property to be abandoned or surrendered, and such property will cease to be a part of the Property.  The surrendering party shall pay for the costs of surrendering any property.  The other party shall assume all responsibility and liabilities, including but not limited to environmental liabilities, with regard to the surrendered or abandoned Property, with the sole exception being when a portion of the Property is abandoned or surrendered within 30 business days prior to any payment that is required to maintain such Property.  In this instance the surrendering party shall make the payment in advance of deeding the Property to the other party.   For greater certainty, this Section 17.2 shall not apply to any necessary reductions of the Exploration License which occur pursuant to the laws of Portugal.

18.

Indemnity

18.1

The Owner covenants and agrees with the Optionee (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify and save harmless the Optionee against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or legal fees suffered or incurred by the Optionee, directly or indirectly, by reason of or arising out of any warranties or representations on the part of the Owner herein being untrue or arising out of work done by or on behalf of the Owner on or with respect to the Property.

18.2

The Optionee covenants and agrees with the Owner (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify and save harmless the Owner against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or legal fees suffered or incurred by reason of or arising out of any warranties or representations on the part of the Optionee herein being untrue or arising out of work done by the Optionee or on behalf of the Optionee on or with respect to the Property.

{4154-001\00506864.DOC.7}

19.

Governing Law and Jurisdiction

This Agreement is construed and in all respects governed by the laws of the Province of British Columbia, and the parties submit to the non-exclusive jurisdiction of the courts of British Columbia.

20.

Notices

20.1

All notices, payments and other required communications and deliveries to the parties hereto will be in writing, and will be addressed to the parties as follows or at such other address as the parties may specify from time to time:

(a)

to the Owner:

Avrupa Minerals Ltd.
Suite 410 – 325 Howe Street
Vancouver, British Columbia
V7S 2Z6
Fax:  604-688-3392

(b)

to the Optionee:

Blackheath Resources Inc.
#306 - 850 West Hastings Street
Vancouver, BC  V6C 1E1
Fax:  (604) 669-2744

Notices must be delivered, sent by facsimile or mailed by pre-paid post and addressed to the party to which notice is to be given.  If notice is sent by facsimile or is delivered, it will be deemed to have been given and received at the time of transmission or delivery.  If notice is mailed, then it will be deemed to have been received seven Business Days following the date of the mailing of the notice.  If there is an interruption in normal mail service due to strike, labour unrest or other cause at or prior to the time a notice is mailed the notice will be sent by facsimile or will be delivered.

20.2

Either party hereto may at any time and from time to time notify the other party in writing of a change of address and the new address to which a notice will be given thereafter until further change.

21.

Force Majeure

21.1

If either party is at any time during the Option Period prevented or delayed in complying with any of the provisions of this Agreement (the “Affected Party”) by reason of strikes, lockouts, labour, power or fuel shortages, fires, wars, acts of God, civil disturbances, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the reasonable control of the Affected Party (provided that lack of sufficient funds to carry out exploration on the Property will be deemed not to be beyond the reasonable control of the Affected Party), then the time limited for the performance by the Affected Party of

{4154-001\00506864.DOC.7}

its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay.  Nothing in this Section 21.1 or this Agreement will relieve either Party from its obligation to maintain the claims comprising the Property in good standing and to comply with all applicable laws and regulations including, without limitation, those governing safety, pollution and environmental matters.

21.2

The Affected Party will give notice to the other party of each event of force majeure under Section 21.1 within seven days of such event commencing and upon cessation of such event will furnish the other party with written notice to that effect together with particulars of the number of days by which the time for performing the obligations of the Affected Party under this Agreement has been extended by virtue of such event of force majeure and all preceding events of force majeure.

22.

Entire Agreement

This Agreement and any other agreement contemplated by the terms hereof constitute the entire agreement between the Owner and the Optionee and will supersede and replace any other agreement or arrangement, whether oral or in writing, previously existing between the parties with respect to the subject matter of this Agreement.

23.

Consent or Waiver

No consent or waiver, express or implied, by either party hereto in respect of any breach or default by the other party in the performance by such other party of its obligations under this Agreement will be deemed or construed to be a consent to or a waiver or any other breach or default.

24.

Further Assurances

The parties will promptly execute, or cause to be executed, all bills of sale, transfers, documents, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent and purpose of this Agreement or to record wherever appropriate the respective interests from time to time of the parties hereto in and to the Property.

25.

Severability

If any provision of this Agreement is or will become illegal, unenforceable or invalid for any reason whatsoever, then such illegal, unenforceable or invalid provisions will be severable from the remainder of this Agreement and will not affect the legality, enforceability or validity of the remaining provisions of this Agreement.

26.

Enurement

This Agreement enures to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

{4154-001\00506864.DOC.7}

27.

Amendments

This Agreement may only be amended in writing with the mutual consent of all parties.

28.

Time

Time is of the essence of this Agreement and will be calculated in accordance with the Interpretation Act (British Columbia).

29.

Counterparts

This Agreement may be executed in any number of counterparts and by facsimile transmission with the same effect as if all parties hereto had signed the same document.  All counterparts will be construed together and constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

AVRUPA MINERALS LTD. /s/ Paul W. Kuhn Paul W. Kuhn, President and CEO
MAEPA EMPREENDIMENTOS MINEIROS E PARTICIPACOES, LDA /s/ Adriano Barros Adriano Barros, Managing Director
BLACKHEATH RESOURCES INC. /s/ Authorized Signatory

{4154-001\00506864.DOC.7}

SCHEDULE “A”
TO THE AGREEMENT AMONG

AVRUPA MINERALS LTD., MAEPA EMPREENDIMENTOS MINEIROS E PARTICIPACOES, LDA AND BLACKHEATH RESOURCES INC.

THE PROPERTY

Property	Location	Area (km2)	Acquired	Expiry	Expended (Euros)
Covas	NW Portugal	19.96	March 20, 2007	March 20, 2012	600,000

COVAS LICENSE

1
2
17
18
3
4
6
16
5
14
15
7
8
12
10
13
9
11

COORDINATES -- Hayford-Gauss (D73)
TOTAL AREA = 19.96 sq.km

1)	-50580	246700
2)	-48000	246700
3)	-48000	246000
4)	-47500	246000
5)	-46900	245300
6)	-45600	245300
7)	-45900	243900
8)	-46391	243617
9)	-46300	242575
10)	-47891	242617
11)	-48390	242356
12)	-49290	242853
13)	-50100	242902
14)	-50100	244075
15)	-52250	244100
16)	-52975	245100
17)	-52950	246075
18)	-50580	246075

500 0 500 1000
Meters

{4154-001\00506864.DOC.7}

SCHEDULE “B”
TO THE AGREEMENT AMONG

AVRUPA MINERALS LTD., MAEPA EMPREENDIMENTOS MINEIROS E PARTICIPACOES, LDA AND BLACKHEATH RESOURCES INC.

MATERIAL PROVISIONS OF THE JOINT VENTURE AGREEMENT

Capitalized terms that are used in this Schedule “B” and not defined herein shall have the meanings ascribed to them in the Mining Option Agreement executed by the Owner and the Optionee on May 17th, 2011 (the “Agreement”).

It is understood and agreed that the provisions set forth hereinafter shall be included in the Joint Venture Agreement that may be executed by the Owner and the Optionee after and if the Optionee earns the First Option.

If the Optionee exercises the Option, then the Owner and Optionee will participate on a pro-rated basis with respect to the Property, subject at all times to the Optionee’s right to earn the Second Option and Third Option.  For greater certainty, if the Optionee elects to exercise the Second Option or Third Option, the Owner shall not be obligated to fund any portion of the Second Expenditure Requirements or Third Expenditure Requirements.

1.

Participating Interests

Initial interests and initial investments will be as set forth in the Option Agreement to which this is attached.

2.

Management Committee

The Joint Venture will be under the management of a management committee consisting of one representative of each participant and at least one alternate representative. A quorum for any management committee meeting shall be present if at least one of the representatives of all parties is present. The representative of the Operator shall be the chairman of management committee meetings. The management committee shall decide every question submitted to it by a vote with each representative being entitled to cast that number of votes which is equal to his or her principal’s interest percentage. Generally, the management committee shall make decisions by simple majority.

3.

Operator

(a)

The Optionee will be the first Operator and remain so unless its interest is reduced below 50% or it resigns or is removed for default.  Upon the Optionee ceasing as Operator, the management committee shall thereupon select the party with the next highest interest to become operator.

{4154-001\00506864.DOC.7}

(b)

The non-operator may refer a question of Operator default to arbitration if it is outvoted on a management committee motion to remove the Operator for default.

(c)

The Operator must keep the Property in good standing and free of encumbrances, comply with laws, and maintain proper books and accounts and adequate insurance.

(d)

The Operator must conduct Joint Venture activities according to approved programs and budgets, with sole responsibility for non-approved overruns exceeding 20% on exploration programs and 10% on development and other programs, and otherwise in accordance with good mining practices.

(e)

The Operator will have the right to cash call in advance to cover anticipated approved program expenditures, including a reasonable amount of working capital.

(f)

The Operator's charges for management will be: 10% of exploration costs, reduced to 5% on any single third party contract exceeding $50,000; 2% of construction costs; and 3% of mine operating costs.  This charge is intended as a reimbursement of the costs of the time incurred by head office management and support functions in respect of approved programs on the project, which is not otherwise billed as a cost.  The charge has been established as an estimate of anticipated management and administrative costs and on the basis that the party acting as operator shall not profit nor suffer loss by virtue of acting in its capacity as Operator providing these services.  For greater certainty, the Operator’s fees to be charged pursuant to this provision shall not commence until the Optionee has elected not to exercise the Second Option or Third Option, as applicable, and no fees or expenses paid to the Operator shall form part of the Expenditures under the Option Agreement.

(g)

The Operator will have a lien on the non operator’s interest to secure the non operator’s cost share of expenditures and the right to advance the cost share of a party in default, any such advances to be accounted for in dilution formulae outlined in Section 4of this Schedule.

(h)

Prior to a production decision, the Operator will submit annual exploration programs for management committee approval, and will report on results on a quarterly basis.

(i)

The management committee may approve a program which contemplates the preparation of a feasibility report at such time, if any, as it deems fit.

(j)

A construction program will be prepared by the Operator based on a feasibility study approved by the management committee.

(k)

Each party that elects to fund the construction program must finance its own cost share of development/construction costs, with the right to pledge its interest for such purpose.

{4154-001\00506864.DOC.7}

(l)

After commencement of commercial production, the oOerator will submit annual operating programs for management committee approval.

4.

Participation in Programs and Dilution

(a)

The parties acknowledge that the dilution formula set forth shall not apply during the period the Optionee is earning the Option pursuant to the Option Agreement.

(b)

Parties will have an election as to whether to participate in any approved exploration and development program or approved construction program in the amount of its interest at such time.

(c)

Electing to participate in an approved program will make a participant liable for its agreed cost share of all expenditures for that program.

(d)

Electing not to participate in an approved exploration and development program will result in dilution of interest, i.e. each party's interest will be calculated as follows:

AB + Y
B + C

(Where:

A* =

the interest of the party prior to the start of the Relevant Program, as defined below;

B =

the sum of all deemed and actual contributions of all parties prior to the start of the Relevant Program;

Y =

the actual contributions (if any) of the party to the Relevant Program; and

C =

the total amount actually contributed by all parties to the Relevant Program; and

*

At the commencement of the Joint Venture, the following shall apply:

(a)

Upon exercise of the First Option, A shall be equal to €459,000 for the Optionee and equal to €441,000 for the Owner.

(b)

Upon exercise of the Second Option, A shall be equal to €1,120,000 for the Optionee and equal to €480,000 for the Owner.

(c)

Upon the exercise of the Third Option, A shall be equal to €5,610,000 for the Optionee and equal to €990,000 for the Owner.

“Relevant Program” means a program which a party elected not to fund by contributions to the full extent of its interest and which program is subsequently

{4154-001\00506864.DOC.7}

funded by the other party increasing its contribution by the amount of the shortfall.)

(e)

Electing not to participate in an approved construction program will result in immediate dilution of interest such that each party’s interest shall equal the percentage of the construction program it has committed to fund.

(f)

A participant’s failure to fund the percentage of an approved exploration and development program or an approved construction program it elected to fund will constitute default and result in double dilution of the defaulting party’s interest, such that the defaulting party's interest will be:

AB + Y
2[B + C]

(A, B, Y and C having the meanings given above.)

and the non-defaulting party's interest will be correspondingly increased.

(g)

Dilution below 10% will effect a deemed surrender of an interest in the Joint Venture, and conversion of such interest to a 2.0% net smelter returns royalty.  The Optionee may at any time thereafter elect to purchase up to one-half of the NSR royalty (i.e. reduce it to a 1.0% royalty) upon payment to the holder of the NSR of €1 million.

(h)

There will be no election as to participation in an approved operating program.

(i)

A participant’s failure to fund the percentage of an approved operating program will constitute default and result in accelerated dilution of the defaulting party’s interest, such that the defaulting party's interest will be:

AB + Y
B + 2C

(A, B, Y and C having the meanings given above.)

and the non-defaulting party's interest will be correspondingly increased.

5.

Disposition of Production

(a)

Each participant shall have the right to take its interest share of production in kind.

(b)

The Operator will be free to sell the share of production of any participant who fails to take its share in kind or make arrangements for sale, deducting its costs and expenses from the proceeds.

{4154-001\00506864.DOC.7}

6.

Transfers of Interests

(a)

Any transfer of interest in the Property and the Joint Venture Agreement will be subject to a right of first offer of the other participant.  Such a transfer cannot be made without the consent of the other party, which consent cannot be unreasonably withheld, and is subject to the transferee agreeing to be bound by the terms of the Joint Venture Agreement.

(b)

No encumbrances of any interest will be permitted except for financing of development and then subject to the Joint Venture Agreement and the operator’s lien.

7.

Withdrawal and Winding Up

No withdrawal by a party or winding up of the Joint Venture will be permitted without adequate payment of or security for reclamation and closure costs.

8.

Dispute Resolution

Arbitration administered by the British Columbia International Commercial Arbitration Centre.

9.

Other

(a)

A five kilometre area of interest applies to the Property provided, however, that the Arga application, tendered on the 21st of January 2011, prior to signing of the Heads of Agreement covering the Property and as more particularly described in Appendix I (the “Arga Application”) is completely exempted from the area of interest of  the Joint Venture.  The Arga license, if granted to the Owner by the government of Portugal, will be considered a separate entity, though the Optionee will be granted a first right of refusal to pursue a further joint venture with the Owner.  The Arga Application is adjacent to the Property.

(b)

Force majeure.

(c)

Operator must provide annual and quarterly reports on operations and allow the other parties access to all information relating to the Joint Venture and the Property in its possession, whether in hard copy, electronic medium or physical material.

(d)

Confidentiality.

(e)

Subject to British Columbia law.

{4154-001\00506864.DOC.7}

APPENDIX I TO SCHEDULE “B”
TO THE AGREEMENT AMONG

AVRUPA MINERALS LTD., MAEPA EMPREENDIMENTOS MINEIROS E PARTICIPACOES, LDA AND BLACKHEATH RESOURCES INC.

MATERIAL PROVISIONS OF THE JOINT VENTURE AGREEMENT

ARGA APPLICATION

1
2
3
4
5
6
7
8
9
10
11

COORDINATES -- Hayford-Gauss (D73)
TOTAL AREA = 28.40 sq. km

1)	-52250	244100	7)	-46300	242575
2)	-50100	244075	8)	-46391	243617
3)	-50100	242902	9)	-45900	243900
4)	-49290	242853	10)	-41950	237600
5)	-48390	242356	11)	-44150	236300
6)	-47891	242617			

1000
0
1000
2000
Meters

{4154-001\00506864.DOC.7}